Kostin, Ruffkess & Company LLC [Logo and letterhead omitted]

Exhibit 16.1

June 15, 2005

Securities and ExchangeCommission
450 5th Street, N.W.
 Washington, DC 20549

Re: U.S. Energy Systems, Inc.

Dear Sirs/Madams:

We have read Item 4.01 of US Energy Systems, Inc.‘s Form 8-K/A signed June 15, 2005. We agree with the statements made therein.

Very truly yours,

                                /s/ Kostin, Ruffkess & Company LLC
           Farmington, Connecticut